Exhibit 99.5

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the use of our opinion letter dated February 15, 2011 to the Board of Directors of NYSE Euronext, included as Annex B to the proxy statement/prospectus which forms a part of the Amendment No. 2 to the Registration Statement on Form F-4 of Alpha Beta Netherlands Holding N.V. (“Holdco”), filed on May 2, 2011, relating to the proposed business combination of NYSE Euronext and Deutsche Börse AG (“Deutsche Börse”) under Holdco and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary—Opinions of Financial Advisors—Opinion of the Financial Advisor to the NYSE Euronext Board of Directors,” “The Combination—Background of the Combination,” “The Combination—NYSE Euronext’s Reasons for the Combination” and “The Combination—Opinion of the Financial Advisor to the NYSE Euronext Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

May 2, 2011	/s/ PERELLA WEINBERG PARTNERS LP